As filed with the Securities and Exchange Commission on June 17, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

PACIFIC COAST OIL TRUST

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

1311

(Primary Standard Industrial Classification Code Number)

80-6216242

(I.R.S. Employer Identification No.)

919 Congress Avenue, Suite 500

Austin, Texas 78701

(800) 852-1422

(Address, including zip code, and telephone number, including area code, of registrant’s Principal Executive Offices)

Michael J. Ulrich

The Bank of New York Mellon Trust Company, N.A., Trustee

919 Congress Avenue, Suite 500

Austin, Texas 78701

(800) 852-1422

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sean T. Wheeler Steven B. Stokdyk Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400	Thomas W. Adkins Bracewell & Giuliani LLP 111 Congress Avenue, Suite 2300 Austin, Texas 78701-4061 (512) 472-7800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units of beneficial interest in Pacific Coast Oil Trust	20,083,158	$17.90	$359,488,528.20	$49,035

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The price for the 20,083,158 trust units being registered hereby is based on a price of $17.90, which is the average of the high and low trading prices per trust unit as reported by the New York Stock Exchange on June 13, 2013.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion dated June 17, 2013

PRELIMINARY PROSPECTUS

20,083,158 Trust Units

All of the trust units representing beneficial interests in Pacific Coast Oil Trust (the “trust”) offered hereby are being sold by Pacific Coast Energy Company LP (“PCEC” or the “selling unitholder”). Please read “Selling Unitholder.” The trust is registering the offer and sale of the trust units to satisfy registration rights granted by it to the selling unitholder. The trust units may be sold by the selling unitholder from time to time in one or more offerings. The trust will not receive any of the proceeds of any offering.

The trust units are equity securities of the trust and represent undivided beneficial interests in the trust assets. They do not represent any interest in PCEC. Trust unitholders are entitled to receive monthly cash distributions from the proceeds that the trust receives from PCEC pursuant to net profits interests in oil and natural gas properties (the “Net Profits Interests”) and/or a percentage of the proceeds (free of any production or development costs but bearing the proportionate share of production and property taxes and post-production costs) attributable to the sale of all oil and gas production from certain of PCEC’s properties (the “Royalty Interest”). The trust’s ability to pay monthly cash distributions will depend on its receipt of net profits and royalties attributable to the Net Profits Interests and/or the Royalty Interest, which will depend on, among other things, volumes produced, wellhead prices, price differentials, production and development costs, potential reductions or suspensions of production, permitting and the amount and timing of trust administrative expenses.

This prospectus provides you with a general description of the trust units that may be offered by the selling unitholder. A prospectus supplement, containing more specific information about an offering and the terms thereof, may also be used by the selling unitholder or its agents. A prospectus supplement may also add, update or change information contained in this prospectus. Any statement made in this prospectus will be modified or superseded by any inconsistent statement made in a prospectus supplement.

The trust units may be sold directly or through agents, underwriters or dealers, or through a combination of these methods. Please read “Plan of Distribution.” A prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. A prospectus supplement will also show you the total amount of money the selling unitholder will receive from selling the securities being offered, after the expenses of the offering.

Investing in the trust units involves risk. You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents incorporated by reference herein and therein, before you invest in the trust units. Please read “Risk Factors” on page 4 of this prospectus.

The trust units are listed on the New York Stock Exchange (the “NYSE”) under the symbol “ROYT.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated                 , 2013

Certain of the trust’s reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this prospectus. Neither the trust nor PCEC has authorized anyone to provide any information other than that contained or incorporated by reference into this prospectus or any prospectus supplement or to which they have referred you. The trust and PCEC take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that the trust has filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, the selling unitholder may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered, from time to time, by PCEC as the selling unitholder. Each time PCEC sells securities, it may be required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling unitholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.

Additional information, including the trust’s financial statements and the notes thereto, is incorporated in this prospectus by reference to the trust’s reports filed with the SEC. Please read “Where You Can Find More Information.” You are urged to read this prospectus carefully, including the section captioned “Risk Factors,” and the trust’s SEC reports in their entirety before investing in the trust units.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus to the “trust,” “we,” “us” or “our” are to Pacific Coast Oil Trust.

THE TRUST

The trust is a statutory trust created under the Delaware Statutory Trust Act in January 2012. The business and affairs of the trust are administered by The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”). In addition, Wilmington Trust Company acts as Delaware trustee of the trust (the “Delaware trustee”). The principal offices of the trust are located at 919 Congress Avenue, Suite 500, Austin, Texas 78701, and its telephone number is (800) 852-1422.

The trust was created to acquire and hold net profits and royalty interests in certain oil and natural gas properties located in California (the “Conveyed Interests”) for the benefit of the trust unitholders pursuant to an agreement among PCEC, the trustee and the Delaware trustee. The Conveyed Interests represent undivided interests in underlying properties consisting of PCEC’s interests in its oil and natural gas properties located onshore in California (the “Underlying Properties”).

The Underlying Properties consist of (i) the proved developed reserves as of December 31, 2011 on the Underlying Properties, which are referred to as the “Developed Properties,” and (ii) all other development potential on the Underlying Properties, which are referred to as the “Remaining Properties.” Production from the Developed Properties attributable to the trust is produced from wells that, because they have already been drilled, require limited additional capital expenditures. Production from the Remaining Properties that is attributable to the trust requires capital expenditures for the drilling of wells and installation of infrastructure. PCEC supplies the required capital on behalf of the trust during this period; however, because the costs initially incurred exceed gross proceeds, the Remaining Properties currently have negative net profits during this drilling and development period. During this period of negative net profits, instead of being paid net profits, the trust is paid a 7.5% overriding royalty on the portion of the Remaining Properties located on PCEC’s Orcutt properties (the “Royalty Interest Proceeds”). Once revenues from the Remaining Properties have paid back PCEC for the cumulative costs it has advanced on behalf of the trust, including the Royalty Trust Proceeds, then the Net Profits Interests on the Remaining Properties will be paid out in place of the Royalty Interest Proceeds. These interests entitle the trust to receive the following:

Developed Properties

•	80% of the net profits from the sale of oil and natural gas production from the Developed Properties.

Remaining Properties

•

7.5% of the proceeds (free of any production or development costs but bearing the proportionate share of production and property taxes and post-production costs) attributable to the sale of all oil and natural gas production from the Remaining Properties located on PCEC’s Orcutt properties, or

•	25% of the net profits from the sale of oil and natural gas production from all of the Remaining Properties.

The Underlying Properties consist of producing and non-producing interests in oil units, wells and lands located onshore in California in the Santa Maria Basin, which contains PCEC’s Orcutt properties, and the Los Angeles Basin, which contains PCEC’s West Pico, East Coyote and Sawtelle properties. PCEC acquired its Orcutt properties in the Santa Maria Basin in 2004. PCEC operates approximately 100% of the average daily production associated with these assets and has an average working interest and net revenue interest of approximately 97% and 94%, respectively, in its Orcutt properties. PCEC acquired its West Pico and Sawtelle properties in the Los Angeles Basin in 1993 and acquired its East Coyote properties in 1999 and 2000. PCEC operated approximately 95% of the average daily production associated with its West Pico properties in the Los Angeles Basin during 2012 and its interests in Sawtelle and East Coyote were operated by BreitBurn Operating L.P., a subsidiary of BreitBurn Energy Partners L.P. (the “Partnership”). The Partnership has no direct or indirect ownership interest in PCEC or the trust. Certain of the executive officers of the general partner of the Partnership are also executive officers of the general partner of PCEC and investors in PCEC.

The following table summarizes the estimated proved reserve quantities and discounted future cash flows attributable to the trust and Underlying Properties as of December 31, 2012:

	Trust Net Profits Interests				Underlying Properties
	Oil(a) (MBBL)	Natural Gas (MMCF)	Total (MBOE)	Discounted Future Net Cash Flows (in thousands)	Oil(1) (MBBL)	Natural Gas (MMCF)	Total (MBOE)	Discounted Future Net Cash Flows (in thousands)
Proved
Developed Properties	8,320.4	1,535.7	8,576.3	$444,606.6	19,712.6	3,225.3	20,250.2	$555,608.5
Remaining Properties—Developed	669.9	—	669.9	34,332.2	3,668.0	—	3,668.0	152,259.5
Remaining Properties—Undeveloped	1,601.4	45.0	1,608.9	59,603.7	9,737.3	243.2	9,777.8	220,784.7

Total Proved	10,591.7	1,580.7	10,855.1	$538,542.5	33,117.9	3,468.5	33,696.0	$928,652.8

(1)	Estimated proved reserves of oil include condensate and natural gas liquids.

The Conveyed Interests are passive in nature and neither the trust nor the trustee has any control over or responsibility for costs relating to the operation of the properties comprising the Underlying Properties. The trust agreement provides that the trust’s business activities are limited to owning the Conveyed Interests and any activity reasonably related to such ownership, including activities required or permitted by the terms of the conveyance related to the Conveyed Interests. As a result, the trust is not permitted to acquire other oil and natural gas properties, net profits interests or royalty interests or otherwise to engage in activities beyond those necessary for the conservation and protection of the Conveyed Interests.

The trust makes monthly cash distributions of all of its monthly cash receipts, after deduction of fees and expenses for the administration of the trust, to holders of its trust units as of the applicable record date (generally within five business days after the last business day of each calendar month) on or before the 10th business day after the record date. The trust is not subject to any pre-set termination provisions based on a maximum volume of oil or natural gas to be produced or the passage of time. For a description of the trust agreement and trust units, please read “Description of the Trust Agreement” and “Description of the Trust Units.”

RISK FACTORS

An investment in the trust units involves risk. You should carefully consider and evaluate the risks and uncertainties described in “Part I—Item 1A. Risk Factors” of the trust’s Form 10-K for the year ended December 31, 2012, as updated by the additional risks and uncertainties set forth in other filings that the trust makes with the SEC. In addition, you should also carefully read all of the other information included in this prospectus and the documents the trust has incorporated by reference into this prospectus in evaluating an investment in the trust units. If any of the described risks actually were to occur, the trust’s business, financial condition or results of operations could be affected materially and adversely. In that case, the trading price of the trust units could decline and you could lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). All statements other than statements of historical fact included or incorporated by reference in this prospectus, including, without limitation, statements regarding the financial position, business strategy, production and reserve growth and other plans and objectives for the future operations of the trust are forward-looking statements. Such statements may be influenced by factors that could cause actual outcomes and results to differ materially from those projected. No assurance can be given that such expectations will prove to have been correct. When used in this document, the words “believes,” “expects,” “anticipates,” “intends” or similar expressions are intended to identify such forward-looking statements. The following important factors, in addition to those discussed elsewhere in this prospectus or the documents incorporated by reference herein, could affect the future results of the energy industry in general, and the trust in particular, and could cause actual results to differ materially from those expressed in such forward-looking statements:

•	risks associated with the drilling and operation of oil and natural gas wells;

•	the amount of future direct operating expenses and development expenses;

•	the effect of existing and future laws and regulatory actions, including the failure to obtain necessary discretionary permits;

•	the effect of changes in commodity prices or in alternative fuel prices;

•	the impact of commodity derivative contracts;

•	conditions in the capital markets;

•	competition in the energy industry;

•	uncertainty of estimates of oil and natural gas reserves and production; and

•	cost inflation.

You should not place undue reliance on these forward-looking statements. All forward-looking statements speak only as of the date of this prospectus. We do not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, unless the securities laws require us to do so.

This prospectus describes other important factors that could cause actual results to differ materially from expectations of the trust, including under the heading “Risk Factors.” All written and oral forward-looking statements attributable to the trust or persons acting on behalf of the trust are expressly qualified in their entirety by such factors.

USE OF PROCEEDS

The selling unitholder is offering all of the trust units to be sold pursuant to this prospectus. Accordingly, the trust will not receive any of the proceeds received from the sale of the trust units. The selling unitholder intends to use the proceeds received from the sale of the trust units for general limited partnership purposes.

PRICE RANGE OF TRUST UNITS AND DISTRIBUTIONS

The trust units commenced trading on the NYSE on May 3, 2012 under the symbol “ROYT.” Prior to May 3, 2012, there was no established public trading market for the trust units. The last reported sale price of the trust units on the NYSE on June 14, 2013 was $18.33. As of March 25, 2013, there were two unitholders of record.

Unit Price Information			Cash Distribution Information
Period	High	Low	Month	Distribution Per Unit
Quarter Ending June 30, 2013 (through June 14, 2013)	$18.79	$17.22	June	(1)
			May	$0.15270
			April	$0.14600
Quarter Ended March 31, 2013	$19.06	$16.96	March	$0.13655
			February	$0.15403
			January	$0.15116
Quarter Ended December 31, 2012	$18.80	$16.21	December	$0.13941
			November	$0.15228
			October	$0.13939
Quarter Ended September 30, 2012	$19.10	$17.87	September	$0.14987
			August	$0.14850
			July	$0.15187
Quarter Ended June 30, 2012(2)	$20.35	$15.75	June	$0.15392
			May	$0.16234

(1)	The distribution attributable to the month ending June 30, 2013 has not yet been declared or paid.
(2)	For the period from May 3, 2012 through June 30, 2012.

DESCRIPTION OF THE TRUST AGREEMENT

The following information and the information included under “Description of the Trust Units” summarize the material information contained in the trust agreement, as amended, and the conveyance. For more detailed provisions concerning the trust and the conveyance, you should read the trust agreement, as amended, and the conveyance. The trust agreement and first amendment thereto are filed as exhibits to the trust’s Current Reports on Forms 8-K filed with the SEC on May 8, 2012 and June 19, 2012, respectively, and the conveyance is filed as an exhibit to the trust’s Current Report on Form 8-K filed with the SEC on June 19, 2012. Please read “Where You Can Find More Information.”

Creation and Organization of the Trust; Amendments

The trust was created under Delaware law to acquire and hold the Conveyed Interests for the benefit of the trust unitholders pursuant to an agreement among PCEC, the trustee and the Delaware trustee. The Conveyed Interests are passive in nature and neither the trust nor the trustee has any control over or responsibility for costs relating to the operation of the properties comprising the Underlying Properties. PCEC does not have any contractual commitments to the trust to provide additional funding or to conduct further drilling on or to maintain ownership interest in any of the Underlying Properties.

The trust agreement provides that the trust’s business activities are limited to owning the Conveyed Interests and any activity reasonably related to such ownership, including activities required or permitted by the terms of the conveyance related to the Conveyed Interests. As a result, the trust is not permitted to acquire other oil and natural gas properties, net profits interests or royalty interests or otherwise to engage in activities beyond those necessary for the conservation and protection of the Conveyed Interests.

The beneficial interest in the trust is divided into 38,583,158 trust units. Each of the trust units represents an equal undivided beneficial interest in the assets of the trust. You will find additional information concerning the trust units in “Description of the Trust Units.”

Amendment of the trust agreement requires the affirmative vote of the holders of at least 75% of the outstanding trust units. However, no amendment may:

•	increase the power of the trustee or the Delaware trustee to engage in business or investment activities; or

•	alter the rights of the trust unitholders as among themselves.

In addition, certain sections of the trust agreement cannot be amended without the consent of PCEC. Certain amendments to the trust agreement do not require the vote of the trust unitholders. The trustee may, without approval of the trust unitholders, from time to time supplement or amend the trust agreement in order to cure any ambiguity, to correct or supplement any defective or inconsistent provisions, to grant any benefit to all of the trust unitholders, to comply with changes in applicable law or to change the name of the trust, provided such supplement or amendment does not materially adversely affect the interests of the trust unitholders. The affairs of the trust are managed by the trustee. PCEC has no ability to manage or influence the operations of the trust and does not owe any fiduciary duties or liabilities to the trust or the unitholders. Likewise, neither the trust nor the trustee has the ability to manage or influence the operation of PCEC.

Assets of the Trust

The assets of the trust consist of the Conveyed Interests and any cash and temporary investments being held for the payment of expenses and liabilities and for distribution to the trust unitholders.

Duties and Powers of the Trustee

The duties of the trustee are specified in the trust agreement and by the laws of the state of Delaware, except as modified by the trust agreement. The trustee’s principal duties consist of:

•	collecting cash attributable to the Conveyed Interests;

•	paying expenses, charges and obligations of the trust from the trust’s assets;

•	distributing distributable cash to the trust unitholders;

•	causing to be prepared and distributed a tax information report for each trust unitholder and to prepare and file tax returns on behalf of the trust;

•

causing to be prepared and filed reports required to be filed under the Exchange Act and by the rules of any securities exchange or quotation system on which the trust units are listed or admitted to trading;

•	causing to be prepared and filed a reserve report by or for the trust by independent reserve engineers as of December 31 of each year in accordance with criteria established by the SEC;

•	establishing, evaluating and maintaining a system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

•	enforcing the rights under certain agreements entered into in connection with this offering;

•	taking any action it deems necessary, desirable or advisable to best achieve the purposes of the trust; and

•	providing to PCEC any unitholder information necessary, desirable or advisable to best achieve the purposes of the trust.

In connection with the formation of the trust, the trust entered into several agreements with PCEC that impose obligations upon PCEC that are enforceable by the trustee on behalf of the trust, including a conveyance and a registration rights agreement. For example, the trust entered into an operating and services agreement with PCEC pursuant to which PCEC performs specified operating and informational services on behalf of the trust in a good and workmanlike manner in accordance with the sound and prudent practices of providers of similar services. The trustee has the power and authority under the trust agreement to enforce these agreements on behalf of the trust. Additionally, the trustee may from time to time supplement or amend the conveyance and the registration rights agreement to which the trust is a party without the approval of trust unitholders in order to cure any ambiguity, to correct or supplement any defective or inconsistent provisions, to grant any benefit to all of the trust unitholders, to comply with changes in applicable law or to change the name of the trust. Such supplement or amendment, however, may not materially adversely affect the interests of the trust unitholders.

The trustee may create a cash reserve to pay for future liabilities of the trust. If the trustee determines that the cash on hand and the cash to be received are, or will be, insufficient to cover the trust’s liabilities, the trustee may cause the trust to borrow funds to pay liabilities of the trust. The trust calculates net profits and royalties from the Underlying Properties separately for each of the Developed Properties and the Remaining Properties. Any excess costs for either the Developed Properties or the Remaining Properties will not reduce net profits calculated for the other. Accordingly, the cash on hand for either the Developed Properties or the Remaining Properties will not be applied to cover the costs of the other. The trustee may cause the trust to borrow the funds from any person, including itself or its affiliates, but neither the trustee nor any of its affiliates have any obligation to do so. The trustee may also cause the trust to mortgage its assets to secure payment of the indebtedness. The terms of such indebtedness and security interest, if funds were loaned by the entity serving as trustee or Delaware trustee or an affiliate thereof, would be similar to the terms which such entity would grant to a similarly situated commercial customer with whom it did not have a fiduciary relationship, and such entity will be entitled to enforce its rights with respect to any such indebtedness and security interest as if it were not then serving as trustee or Delaware trustee. If the trustee causes the trust to borrow funds, the trust unitholders will not receive distributions until the borrowed funds are repaid.

Each month, the trustee pays trust obligations and expenses and distributes to the trust unitholders the remaining proceeds received from the Conveyed Interests. The cash held by the trustee as a reserve against future liabilities or for distribution at the next distribution date must be invested in:

•	interest-bearing obligations of the United States government;

•	money market funds that invest only in United States government securities;

•	repurchase agreements secured by interest-bearing obligations of the United States government; or

•	bank certificates of deposit.

Alternatively, cash held for distribution at the next distribution date may be held in a non-interest-bearing account.

The trust may not acquire any asset except the Conveyed Interests, cash and temporary cash investments, and it may not engage in any investment activity except investing cash on hand.

The trust may merge or consolidate with or convert into one or more limited partnerships, general partnerships, corporations, business trusts, limited liability companies, associations or unincorporated businesses if such transaction is agreed to by the trustee and by the affirmative vote of the holders of a majority of the trust units present in person or by proxy at a meeting of such holders where a quorum is present and such transaction is permitted under the Delaware Statutory Trust Act and any other applicable law.

PCEC may cause the trustee to sell all or any part of the trust estate, including all or any portion of the Conveyed Interests, if approved by the holders of at least 75% of the outstanding trust units. In addition, PCEC may, without the consent of the trust unitholders, require the trust to release the Conveyed Interests associated with any lease that accounts for less than or equal to 0.25% of the total production from the Underlying Properties in the prior 12 months, provided that the Conveyed Interests covered by such releases cannot exceed, during any 12-month period, an aggregate fair market value to the trust of $500,000. These releases will be made only in connection with a sale by PCEC to a non-affiliate of the relevant Underlying Properties and are conditioned upon an amount equal to the fair value to the trust of such Conveyed Interests being treated as an offset amount against costs and expenses.

Upon dissolution of the trust, the trustee must sell the Conveyed Interests. No trust unitholder approval is required in this event.

The trustee may require any trust unitholder to dispose of his trust units if an administrative or judicial proceeding seeks to cancel or forfeit any of the property in which the trust holds an interest because of the nationality or any other status of that trust unitholder. If a trust unitholder fails to dispose of his trust units, the trustee has the right to purchase them on behalf of the trust and to borrow funds to make that purchase.

As required by the NYSE, the trustee maintains a website for filings made by the trust with the SEC.

The trustee may agree to modifications of the terms of the conveyance or to settle disputes involving the conveyance without the consent of any trust unitholder. The trustee may not agree to modifications or settle disputes involving the Conveyed Interests if these actions would change the character of the Conveyed Interests in such a way that the Conveyed Interests becomes a working interest or that the trust would fail to continue to qualify as a grantor trust for U.S. federal income tax purposes.

Fees and Expenses

Because the trust does not conduct an active business and the trustee has little power to incur obligations, the trust only incurs liabilities for routine administrative expenses, such as the trustee’s fees, accounting, engineering, legal and tax advisory fees, the PCEC operating and services fee and other fees and expenses applicable to public companies. The trust is also responsible for paying other expenses incurred as a result of being a publicly traded entity, including costs associated with annual, quarterly and monthly reports to trust unitholders, tax return and Form 1099 preparation and distribution, NYSE listing fees, independent auditor fees and registrar and transfer agent fees.

Under the terms of the trust agreement, PCEC provided the trust with a $1.0 million letter of credit to be used by the trust in the event that its cash on hand (including available cash reserves) is not sufficient to pay ordinary course administrative expenses as they become due. Further, if the trust requires more than the $1.0 million under the letter of credit to pay administrative expenses, PCEC has agreed to loan funds to the trust necessary to pay such expenses. Any funds provided under the letter of credit or loaned by PCEC may only be used for the payment of current accounts or other obligations to trade creditors in connection with obtaining goods or services or for the payment of other accrued current liabilities arising in the ordinary course of the trust’s business, and may not be used to satisfy trust indebtedness. If the trust draws on the letter of credit or PCEC loans funds to the trust, no further distributions will be made to trust unitholders (except in respect of any previously determined monthly cash distribution amount) until such amounts drawn or borrowed, including interest thereon, are repaid. Any loan made by PCEC will be on an unsecured basis, and the terms of such loan will be substantially the same as those that would be obtained in an arm’s-length transaction between PCEC and an unaffiliated third party.

Fiduciary Responsibility and Liability of the Trustee

The trustee may not make business or investment decisions affecting the assets of the trust except to the extent it enforces its rights under the conveyance related to the Conveyed Interests described above under “— Duties and Powers of the Trustee.” Therefore, substantially all of the trustee’s functions under the trust agreement are ministerial in nature. Please read “—Duties and Powers of the Trustee” above. The trust agreement, however, provides that the trustee may:

•	charge for its services as trustee;

•	retain funds to pay for future expenses and deposit them with one or more banks or financial institutions (which may include the trustee to the extent permitted by law);

•	lend funds at commercial rates to the trust to pay the trust’s expenses; and

•	seek reimbursement from the trust for its out-of-pocket expenses.

In discharging its duty to trust unitholders, the trustee may act in its discretion and is liable to the trust unitholders only for its own fraud, gross negligence or willful misconduct. The trustee is not liable for any act or omission of its agents or employees unless the trustee acted with fraud, gross negligence or willful misconduct in their selection, retention or supervision. The trustee will be indemnified individually or as the trustee for any liability or cost that it incurs in the administration of the trust, except in cases of fraud, gross negligence or willful misconduct. The trustee will have a lien on the assets of the trust as security for this indemnification and its compensation earned as trustee. Trust unitholders are not liable to the trustee for any indemnification. Please read “Description of the Trust Units—Liability of Trust Unitholders.”

The trustee may consult with counsel, accountants, tax advisors, geologists, engineers and other parties the trustee believes to be qualified as experts on the matters for which advice is sought. The trustee will be protected in relying or reasonably acting upon the opinion of the expert.

Except as expressly set forth in the trust agreement, none of PCEC, the trustee, the Delaware trustee nor the other indemnified parties have any duties or liabilities, including fiduciary duties, to the trust or any trust unitholder. The provisions of the trust agreement, to the extent they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties of these persons otherwise existing at law or in equity, have been agreed by the trust unitholders to replace such other duties and liabilities of these persons. The trust agreement limits the ability of trust unitholders to enforce provisions of the conveyance creating the Conveyed Interests and PCEC’s liability to the trust is limited. However, the limited liability provisions in the trust agreement do not limit the rights of initial purchasers to bring private claims under the federal securities laws; rather, such provisions instead limit the ability of trust unitholders, to the extent permitted by law, to bring claims in the name of the trust or the trust estate, other than claims to compel performance by the trustee on behalf of the trust.

Duration of the Trust; Sale of the Conveyed Interests

The trust will dissolve upon the earliest to occur of the following:

•	the trust, upon the approval of the holders of at least 75% of the outstanding trust units, sells the Conveyed Interests;

•	the annual cash available for distribution to the trust is less than $2.0 million for each of any two consecutive years;

•	the holders of at least 75% of the outstanding trust units vote in favor of dissolution; or

•	the trust is judicially dissolved.

The trustee would then sell all of the trust’s assets, either by private sale or public auction, and, after payment or the making of reasonable provision for payment of all liabilities of the trust, distribute the net proceeds of the sale to the trust unitholders.

Dispute Resolution

Any dispute, controversy or claim that may arise between PCEC and the trustee relating to the trust will be submitted to binding arbitration before a tribunal of three arbitrators.

Compensation of the Trustee and the Delaware Trustee

The trustee’s and the Delaware trustee’s compensation is paid out of the trust’s assets.

California Tax Withholding Waiver

PCEC has received a two-year waiver from the State of California of the requirement to withhold 7% of the amounts paid to the trust that are attributable to the Conveyed Interests held by unitholders not qualifying for an exemption for withholding, and will use its commercially reasonable efforts to maintain such waiver, including by seeking a renewal of such waiver prior to its expiration under California law. Unless extended, the waiver will expire on December 31, 2013 and the trust will be required to begin withholding beginning with the distribution expected to be paid in January 2014.

Miscellaneous

The principal offices of the trustee are located at 919 Congress Avenue, Suite 500, Austin, Texas 78701, and its telephone number is (800) 852-1422.

The Delaware trustee and the trustee may resign at any time or be removed with or without cause at any time by the affirmative vote of not less than a majority of the trust units present in person or by proxy at a meeting of such holders where a quorum is present. Any successor must be a bank or trust company meeting certain requirements including having combined capital, surplus and undivided profits of at least $20,000,000, in the case of the Delaware trustee, and $100,000,000, in the case of the trustee.

DESCRIPTION OF THE TRUST UNITS

Each trust unit is a unit of the beneficial interest in the trust and is entitled to receive cash distributions from the trust on a pro rata basis. Each trust unitholder has the same rights regarding his or her trust units as every other trust unitholder has regarding his or her units. The trust units are in book-entry form only and are not represented by certificates. The trust had 38,583,158 trust units outstanding as of June 14, 2013.

Distributions and Income Computations

Each month, the trustee determines the amount of funds available for distribution to the trust unitholders. Available funds are the excess cash, if any, received by the trust from the Conveyed Interests and other sources (such as interest earned on any amounts reserved by the trustee) that month, over the trust’s liabilities for that month. Available funds are reduced by any cash the trustee decides to hold as a reserve against future liabilities. The holders of trust units as of the applicable record date (generally the last business day of each calendar month) are entitled to monthly distributions payable on or before the 10th business day after the record date.

Unless otherwise advised by counsel or the Internal Revenue Service (“IRS”), the trustee will treat the income and expenses of the trust for each month as belonging to the trust unitholders of record on the monthly record date. Trust unitholders generally recognize income and expenses for tax purposes in the month the trust receives or pays those amounts, rather than in the month the trust distributes the cash to which such income or expenses (as applicable) relate. Minor variances may occur. For example, the trustee could establish a reserve in one month that would not result in a tax deduction until a later month.

Transfer of Trust Units

Trust unitholders may transfer their trust units in accordance with the trust agreement. The trustee will not require either the transferor or transferee to pay a service charge for any transfer of a trust unit. The trustee may require payment of any tax or other governmental charge imposed for a transfer. The trustee may treat the owner of any trust unit as shown by its records as the owner of the trust unit. The trustee will not be considered to know about any claim or demand on a trust unit by any party except the record owner. A person who acquires a trust unit after any monthly record date will not be entitled to the distribution relating to that monthly record date. Delaware law and the trust agreement govern all matters affecting the title, ownership or transfer of trust units.

Periodic Reports

The trustee files all required trust federal and state income tax and information returns. The trustee prepares and mails to trust unitholders annual reports that trust unitholders need to correctly report their share of the income and deductions of the trust. The trustee also causes to be prepared and filed reports that are required to be filed under the Exchange Act and by the rules of any securities exchange or quotation system on which the trust units are listed or admitted to trading, and also causes the trust to comply with the provisions of the Sarbanes-Oxley Act, including but not limited to, establishing, evaluating and maintaining a system of internal control over financial reporting in compliance with the requirements of Section 404 thereof.

Each trust unitholder and his or her representatives may examine, for any proper purpose, during reasonable business hours, the records of the trust and the trustee, subject to such restrictions as are set forth in the trust agreement.

Liability of Trust Unitholders

Under the Delaware Statutory Trust Act and the trust agreement, trust unitholders are entitled to the same limitation of personal liability extended to stockholders of private corporations for profit under the General Corporation Law of the State of Delaware. No assurance can be given, however, that the courts in jurisdictions outside of Delaware will give effect to such limitation.

Voting Rights of Trust Unitholders

The trustee or trust unitholders owning at least 10% of the outstanding trust units may call meetings of trust unitholders. The trust will be responsible for all costs associated with calling a meeting of trust unitholders, unless such meeting is called by the trust unitholders, in which case the trust unitholders who called such meeting will be responsible for all costs associated with calling such meeting of trust unitholders. Meetings must be held in such location as is designated by the trustee in the notice of such meeting. The trustee must send notice of the time and place of the meeting and the matters to be acted upon to all of the trust unitholders at least 20 days and not more than 60 days before the meeting. Trust unitholders representing a majority of trust units outstanding must be present or represented to have a quorum. Each trust unitholder is entitled to one vote for each trust unit owned. Abstentions and broker non-votes shall not be deemed to be a vote cast.

Unless otherwise required by the trust agreement, a matter may be approved or disapproved by the affirmative vote of a majority of the trust units present in person or by proxy at a meeting where there is a quorum. This is true, even if a majority of the total trust units did not approve it. The affirmative vote of the holders of at least 75% of the outstanding trust units is required to:

•	dissolve the trust;

•	amend the trust agreement (except with respect to certain matters that do not adversely affect the rights of trust unitholders in any material respect); or

•	approve the sale of all or any material part of the assets of the trust (including the sale of the Conveyed Interests).

In addition, certain amendments to the trust agreement may be made by the trustee without approval of the trust unitholders. Please read “Description of the Trust Agreement—Creation and Organization of the Trust; Amendments.”

Comparison of Trust Units and Common Stock

Trust unitholders have more limited voting rights than those of stockholders of most public corporations. For example, there is no requirement for the trust to hold annual meetings of trust unitholders or for annual or other periodic re-election of the trustee. The trust does not intend to hold annual meetings of trust unitholders.

You should also be aware of the following ways in which an investment in trust units is different from an investment in common stock of a corporation.

	Trust Units	Common Stock
Voting	The trust agreement provides voting rights to trust unitholders to remove and replace the trustee and to approve or disapprove amendments to the trust agreement and certain major trust transactions.	Unless otherwise provided in the
certificate of incorporation, the
corporate statutes provide voting
rights to stockholders to elect
directors and to approve or
disapprove amendments to the
certificate of incorporation and
certain major corporate
transactions.

Income Tax	The trust is not subject to income tax; trust unitholders are subject to income tax on their pro rata share of trust income, gain, loss and deduction.	Corporations are taxed on their income and their stockholders are taxed on dividends.

	Trust Units	Common Stock

Distributions	Substantially all of the cash receipts of the trust are required to be distributed to trust unitholders.	Unless otherwise provided in the certificate of incorporation, stockholders are entitled to receive dividends solely at the discretion of the board of directors.

Business and Assets	The business of the trust is limited to specific assets with a finite economic life.	Unless otherwise provided in the certificate of incorporation, a corporation conducts an active business for an unlimited term and can reinvest its earnings and raise additional capital to expand.

Fiduciary Duties	The trustee shall not be liable to the trust unitholders for any of its acts or omissions absent its own fraud, gross negligence or willful misconduct.	Officers and directors have a fiduciary duty of loyalty to the corporation and its stockholders and a duty to exercise due care in the management and administration of a corporation’s affairs.

Registration Rights

On May 8, 2012, the trust and PCEC entered into a registration rights agreement, pursuant to which PCEC, its affiliates and any transferee of PCEC’s trust units (the “holders”) are entitled to demand that the trust use its reasonable best efforts to effect the registration of such holders’ trust units under the Securities Act. Specifically, the trust agreed:

•

subject to certain restrictions, to use its reasonable best efforts to file a registration statement, including, if so requested, a shelf registration statement, with the SEC as promptly as practicable following receipt of a notice requesting the filing of a registration statement from holders representing a majority of the then-outstanding registrable trust units;

•

to use its commercially reasonable efforts to cause the registration statement or shelf registration statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof; and

•

to use its commercially reasonable efforts to maintain the effectiveness of the registration statement under the Securities Act for 90 days (or for three years if a shelf registration statement is requested) after the effectiveness thereof or until the trust units covered by the registration statement have been sold pursuant to such registration statement, PCEC ceases to be an affiliate of the trust for 10 years or until all registrable trust units:

•	have been sold pursuant to Rule 144 under the Securities Act if the transferee thereof does not receive “restricted securities;”

•	have been sold in a private transaction in which the transferor’s rights under the registration rights agreement are not assigned to the transferee of the trust units;

•	are held by the trust; or

•

have been sold in a private transaction in which the transferor’s rights under the registration rights agreement are assigned to a transferee that is not an affiliate of the trust and one year has passed since such transfer.

In connection with the preparation and filing of any registration statement, PCEC will bear all costs and expenses incidental to any registration statement, excluding certain internal expenses of the trust, which will be borne by the trust, and any underwriting discounts and commissions, which will be borne by the holders as the sellers of the trust units.

Under the registration rights agreement, the holders have the right to require the trust to file no more than five registration statements in the aggregate. The registration statement of which this prospectus forms a part counts as one such registration statement. If all of the trust units offered hereby are sold hereunder, neither PCEC nor any holder will be entitled to demand that the trust file additional registration statements pursuant to the registration rights agreement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a summary of the material U.S. federal income tax considerations that may be relevant to prospective trust unitholders and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, special counsel to the trust, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change or different interpretation at any time, possibly with retroactive effect. Later changes in these authorities may cause the U.S. federal income tax consequences to vary substantially from the consequences described below.

The following discussion does not comment on all federal income tax matters affecting the trust or trust unitholders. The following discussion is limited to trust unitholders who hold the trust units as “capital assets” (generally, property held for investment). All references to “trust unitholders” (including U.S. trust unitholders and non-U.S. trust unitholders) are to beneficial owners of the trust units. This summary does not address the effect of the U.S. federal estate or gift tax laws or the tax considerations arising under the law of any state (except as provided in the limited summary below under “State Tax Considerations”), local or non-U.S. jurisdiction. Moreover, the discussion has only limited application to trust unitholders subject to special tax treatment such as, without limitation:

•	banks, insurance companies or other financial institutions;

•	trust unitholders subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	regulated investment companies;

•	real estate investment trusts;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	non-U.S. trust unitholders (as defined below) that are “controlled foreign corporations” or “passive foreign investment companies”;

•	persons that are S-corporations, partnerships or other pass-through entities;

•	persons that own their interest in the trust units through S-corporations, partnerships or other pass-through entities;

•	persons that at any time own more than 5% of the aggregate fair market value of the trust units;

•	expatriates and certain former citizens or long-term residents of the United States;

•	U.S. trust unitholders (as defined below) whose functional currency is not the U.S. dollar;

•	persons who hold the trust units as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell the trust units under the constructive sale provisions of the Code.

Prospective investors are urged to consult their tax advisors as to the particular tax consequences to them of the ownership and disposition of an investment in trust units, including the applicability of any U.S. federal income, federal estate or gift tax, state, local and foreign tax laws, changes in applicable tax laws and any pending or proposed legislation.

As used herein, the term “U.S. trust unitholder” means a beneficial owner of trust units that for U.S. federal income tax purposes is:

•	an individual who is a citizen of the United States or who is a resident of the United States for U.S. federal income tax purposes,

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, a state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust if it is subject to the primary supervision of a U.S. court and the control of one or more United States persons (as defined for U.S. federal income tax purposes) or that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

The term “non-U.S. trust unitholder” means any beneficial owner of a trust unit that is an individual, corporation, estate or trust and that is not a U.S. trust unitholder.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of trust units, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A trust unitholder that is a partnership, and the partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of trust units.

Classification and Taxation of the Trust

In the opinion of Latham & Watkins LLP, for U.S. federal income tax purposes, the trust will be treated as a grantor trust and not as an unincorporated business entity. As a grantor trust, the trust will not be subject to tax at the trust level. Rather, the grantors, who in this case are the trust unitholders, will be considered, for U.S. federal income tax purposes, to own and receive the trust’s assets and income and will be directly taxable thereon as though no trust were in existence.

No ruling has been or will be requested from the IRS with respect to the U.S. federal income tax treatment of the trust, including a ruling as to the status of the trust as a grantor trust or as a partnership for U.S. federal income tax purposes. Thus, no assurance can be provided that the opinions and statements set forth in this discussion of U.S. federal income tax considerations would be sustained by a court if contested by the IRS.

The remainder of the discussion below is based on Latham & Watkins LLP’s opinion that the trust will be classified as a grantor trust for U.S. federal income tax purposes.

Reporting Requirements for Widely-Held Fixed Investment Trusts

Under Treasury Regulations, the trust is classified as a widely-held fixed investment trust. Those Treasury Regulations require the sharing of tax information among trustees and intermediaries that hold a trust interest on behalf of or for the account of a beneficial owner or any representative or agent of a trust interest holder of fixed investment trusts that are classified as widely-held fixed investment trusts. These reporting requirements provide for the dissemination of trust tax information by the trustee to intermediaries who are ultimately responsible for reporting the investor-specific information through Form 1099 to the investors and the IRS. Every trustee or intermediary that is required to file a Form 1099 for a trust unitholder must furnish a written tax information statement that is in support of the amounts as reported on the applicable Form 1099 to the trust unitholder. Any generic tax information provided by the trustee of the trust is intended to be used only to assist trust unitholders in the preparation of their federal and state income tax returns.

Direct Taxation of Trust Unitholders

Because the trust will be treated as a grantor trust for U.S. federal income tax purposes, trust unitholders will be treated for such purposes as owning a direct interest in the assets of the trust, and each trust unitholder will be taxed directly on his pro rata share of the income and gain attributable to the assets of the trust and will be entitled to claim his pro rata share of the deductions and expenses attributable to the assets of the trust (subject to certain limitations discussed below). Information returns will be filed as required by the widely held fixed investment trust rules, reporting to the trust unitholders all items of income, gain, loss, deduction and credit, which will be allocated based on record ownership on the monthly record dates and must be included in the tax returns of the trust unitholders. Income, gain, loss, deduction and credits attributable to the assets of the trust will be taken into account by trust unitholders consistent with their method of accounting and without regard to the taxable year or accounting method employed by the trust.

Following the end of each month, the trustee will determine the amount of funds available as of the end of such month for distribution to the trust unitholders and will make distributions of available funds, if any, to the trust unitholders on or before the 10th business day after the record date, which will generally be on or about the last business day of each calendar month. In certain circumstances, however, a trust unitholder will not receive a distribution of cash attributable to the income from a month. For example, if the trustee establishes a reserve or borrows money to satisfy liabilities of the trust, income associated with the cash used to establish that reserve or to repay that loan must be reported by the trust unitholder, even though that cash is not distributed to him.

As described above, the trust will allocate items of income, gain, loss, deductions and credits to trust unitholders based on record ownership on the monthly record dates. It is possible that the IRS could disagree with this allocation method and could assert that income and deductions of the trust should be determined and allocated on a daily or prorated basis, which could require adjustments to the tax returns of the unitholders affected by the issue and result in an increase in the administrative expense of the trust in subsequent periods.

Tax Classification of the Net Profits Interests and the Royalty Interest

For U.S. federal income tax purposes, the Net Profits Interests attributable to the Developed Properties, or the “Developed NPI,” and Remaining Properties, or the “Remaining NPI,” and the Royalty Interest will have the tax characteristics of a mineral royalty interest to the extent, at the time of its creation, such Developed NPI, Remaining NPI or Royalty Interest is reasonably expected to have an economic life that corresponds substantially to the economic life of the mineral property or properties burdened thereby. Payments out of production that are received in respect of a mineral interest that constitutes a royalty interest for U.S. federal income tax purposes are taxable under current law as ordinary income subject to an allowance for cost or percentage depletion in respect of such income.

Based on the reserve report and representations made by PCEC regarding the expected economic life of the Underlying Properties and the expected duration of the Conveyed Interests, the Developed NPI will and the Remaining NPI and the Royalty Interest should be treated as continuing, nonoperating economic interests in the nature of royalties payable out of production from the mineral interests they burden.

Consistent with the foregoing, PCEC and the trust treat the Conveyed Interests as mineral royalty interests for U.S. federal income tax purposes. The remainder of this discussion assumes that the Conveyed Interests are treated as mineral royalty interests. No assurance can be given that the IRS will not assert that any such interest should be treated differently. Any such different treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in trust units. Please read “—Tax Consequences to U.S. Trust Unitholders.”

Tax Consequences to U.S. Trust Unitholders

Royalty Income and Depletion

Consistent with the discussion above in “— Tax Classification of the Net Profits Interests and the Royalty Interest,” the payments out of production that are received by the trust in respect of the Conveyed Interests constitute ordinary income received in respect of a mineral royalty interest. Trust unitholders should be entitled to deductions for the greater of either cost depletion or (if allowable) percentage depletion with respect to such income. Although the Code requires each trust unitholder to compute his own depletion allowance and maintain records of his share of the adjusted tax basis of the underlying royalty interest for depletion and other purposes, the trust intends to furnish each of the trust unitholders with information relating to this computation for U.S. federal income tax purposes. Each trust unitholder, however, remains responsible for calculating his own depletion allowance and maintaining records of his share of the adjusted tax basis of the underlying property for depletion and other purposes.

Percentage depletion is generally available with respect to trust unitholders who qualify under the independent producer exemption contained in section 613A(c) of the Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, natural gas or derivative products or the operation of a major refinery. In general, percentage depletion is calculated as an amount equal to 15% (and, in the case of marginal production, potentially a higher percentage) of the trust unitholder’s gross income from the depletable property for the taxable year. The percentage depletion deduction with respect to any property is limited to 100% of the taxable income of the trust unitholder from the property for each taxable year, computed without the depletion allowance or certain loss carrybacks. A trust unitholder that qualifies as an independent producer may deduct percentage depletion only to the extent the trust unitholder’s average daily production of domestic crude oil, or the natural gas equivalent, does not exceed 1,000 barrels. This depletable amount may be allocated between oil and natural gas production, with 6,000 cubic feet of domestic natural gas production regarded as equivalent to one barrel of crude oil. The 1,000 barrel limitation must be allocated among the independent producer and controlled or related persons and family members in proportion to the respective production by such persons during the period in question.

In addition to the foregoing limitations, the percentage depletion deduction otherwise available is limited to 65% of a trust unitholder’s total taxable income from all sources for the year, computed without the depletion allowance and certain loss carrybacks. Any percentage depletion deduction disallowed because of the 65% limitation may be deducted in the following taxable year if the percentage depletion deduction for such year plus the deduction carryover does not exceed 65% of the trust unitholder’s total taxable income for that year. The carryover period resulting from the 65% net income limitation is unlimited.

Unlike cost depletion, percentage depletion is not limited to the adjusted tax basis of the property, although, like cost depletion, it reduces the adjusted tax basis, but not below zero.

In addition to the limitations on percentage depletion discussed above, President Obama’s budget proposal for the fiscal year 2014 (the “2014 Budget”) proposes revisions to certain tax preferences applicable to taxpayers engaged in the exploration and production of natural resources, including the repeal of the deduction for percentage depletion with respect to oil and natural gas wells, in which case only cost depletion would be available. It is uncertain whether this or any other legislative proposals will ever be enacted and, if so, when the new legislation would become effective.

Trust unitholders that do not qualify under the independent producer exemption are generally restricted to depletion deductions based on cost depletion. Cost depletion deductions are calculated by (i) dividing the trust unitholder’s allocable share of the adjusted tax basis in the relevant mineral property by the number of mineral units (barrels of oil and thousand cubic feet, or Mcf, of natural gas) remaining in the applicable property as of the beginning of the taxable year and (ii) multiplying the result by the number of mineral units sold from such property within the taxable year. The total amount of deductions based on cost depletion cannot exceed the trust unitholder’s share of the total adjusted tax basis in the applicable property.

The foregoing discussion of depletion deductions does not purport to be a complete analysis of the complex legislation and Treasury Regulations relating to the availability and calculation of depletion deductions by the trust unitholders. Further, because depletion is required to be computed separately by each trust unitholder and not by the trust, no assurance can be given, and counsel is unable to express any opinion, with respect to the availability or extent of percentage depletion deductions to the trust unitholders for any taxable year. The trust encourages each prospective trust unitholder to consult his tax advisor to determine whether percentage depletion would be available to him.

Tax Rates

Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is 20%. However, these rates are subject to change by new legislation at any time.

A 3.8% Medicare tax, or NIIT, is imposed on certain investment income earned by individuals and certain estates and trusts for taxable years beginning after December 31, 2012. For these purposes, investment income would generally include certain income derived from investments such as the trust units and gain realized by a trust unitholder from a sale of trust units. In the case of an individual, the tax will be imposed on the lesser of (i) the trust unitholder’s net income from all investments and (ii) the amount by which the trust unitholder’s modified adjusted gross income exceeds $250,000 (if the trust unitholder is married and filing jointly or a surviving spouse), $125,000 (if the trust unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income, or (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. Recently, the U.S. Department of the Treasury and the IRS issued proposed Treasury Regulations that provide guidance regarding the NIIT. Although the proposed Treasury Regulations are effective for taxable years beginning after December 31, 2013, taxpayers may rely on the proposed Treasury Regulations for purposes of compliance until the effective date of the final regulations. Each prospective trust unitholders is urged to consult with his tax advisor as to the impact of the NIIT on an investment in our trust units.

Non-Passive Activity Income and Loss

Under current law, the income and losses of the trust will not be taken into account in computing the passive activity losses and income under Code section 469 for a trust unitholder who acquires and holds trust units as an investment.

Disposition of Trust Units

For U.S. federal income tax purposes, a sale of trust units will be treated as a sale by the U.S. trust unitholder of his interest in the assets of the trust. Generally, a U.S. trust unitholder will recognize gain or loss on a sale or exchange of trust units equal to the difference between the amount realized and the U.S. trust unitholder’s adjusted tax basis for the trust units sold. A U.S. trust unitholder’s adjusted tax basis in his trust units will be equal to the U.S. trust unitholder’s original purchase price for the trust units, reduced by deductions for depletion claimed by the trust unitholder, but not below zero. Except to the extent of the depletion recapture amount explained below, gain or loss on the sale of trust units by a trust unitholder who is an individual will generally be capital gain, and will be long-term capital gain, which is generally subject to tax at preferential rates, if the trust units have been held for more than twelve months. The deductibility of capital losses is limited. Upon the sale or other taxable disposition of his trust units, a trust unitholder will be treated as having sold his share of the Conveyed Interests and must treat as ordinary income his depletion recapture amount, which is an amount equal to the lesser of the gain on such sale or other taxable disposition or the sum of the prior depletion deductions taken with respect to the trust units, but not in excess of the initial tax basis of the trust units. The IRS could take the position that an additional portion of the sales proceeds is ordinary income to the extent of any accrued income at the time of the sale that was allocable to the trust units sold even though the income is not distributed to the selling trust unitholder.

Trust Administrative Expenses

Expenses of the trust will include administrative expenses of the trustee. Certain miscellaneous itemized deductions may be subject to general limitations on deductibility. Under these rules, administrative expenses attributable to the trust units are miscellaneous itemized deductions that generally will have to be aggregated with an individual unitholder’s other miscellaneous itemized deductions to determine the excess over 2% of adjusted gross income. In addition, the amount of otherwise allowable itemized deductions for an individual unitholder whose adjusted gross income exceeds a specified amount for a taxable year will be reduced by the lesser of (i) 3% of the unitholder’s adjusted gross income over a specified amount, and (ii) 80% of the amount of itemized deductions that are otherwise allowable for such year. It is anticipated that the amount of such administrative expenses will not be significant in relation to the trust’s income.

Information Reporting and Backup Withholding

Distributions of trust income and the proceeds of dispositions of the trust units may be subject to information reporting and backup withholding if the trust unitholder fails to supply an accurate taxpayer identification number or otherwise comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against the trust unitholder’s U.S. federal income tax liability.

Tax Treatment Upon Sale of the Conveyed Interests

The sale of the Conveyed Interests by the trust at or shortly after the date of dissolution of the trust will generally give rise to capital gain or loss to the trust unitholders for U.S. federal income tax purposes, except that any gain will be taxed at ordinary income rates to the extent of depletion deductions that reduced the trust unitholder’s adjusted basis in the Conveyed Interests. Such gain or loss will generally be long-term capital gain or loss, which is generally subject to tax at preferential rates, if the trust has been in existence and the trust unitholder has held his trust units for more than twelve months. The IRS could take the position that an additional portion of the sales proceeds is ordinary income to the extent of any accrued income at the time of the sale that was allocable to the trust units even though the income is not distributed to the trust unitholders.

Tax Consequences to Non-U.S. Trust Unitholders

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a non-U.S. trust unitholder. Non-U.S. trust unitholders should consult their tax advisors to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to them.

Payments with Respect to the Trust Units

A non-U.S. trust unitholder will be subject to federal withholding tax on his share of gross royalty income from the Conveyed Interests. The withholding tax will apply at a 30% rate, or lower applicable treaty rate, to the gross royalty income received by the non-U.S. trust unitholder without the benefit of any deductions. However, if such gross royalty income is income effectively connected with a U.S. trade or business conducted by a non-U.S. trust unitholder and the non-U.S. trust unitholder provides an appropriate statement to that effect on IRS Form W-8ECI (or suitable substitute or successor form), then, unless an applicable tax treaty provides otherwise, such non-U.S. trust unitholder generally will be subject to U.S. federal income tax with respect to all such gross royalty income in the same manner as a U.S. trust unitholder, as described above. If such non-U.S. trust unitholder is a corporation, a branch profits tax (currently at the rate of 30%) may apply unless an applicable tax treaty provides otherwise.

Sale or Exchange of Trust Units

The Conveyed Interests will be treated as a “United States real property interest” for U.S. federal income tax purposes. However, as long as the trust units are traded on an established securities exchange, gain realized on the sale or other taxable disposition of a trust unit by a non-U.S. trust unitholder will be subject to federal income tax only if:

•

the gain is otherwise effectively connected with business conducted by the non-U.S. trust unitholder in the United States (and, in the case of an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained in the United States by the non-U.S. trust unitholder);

•	the non-U.S. trust unitholder is an individual who is present in the United States for at least 183 days in the year of the sale or other taxable disposition and certain conditions are met; or

•	the non-U.S. trust unitholder owns currently, or owned at certain earlier times, directly, or by applying certain attribution rules, more than 5% of the trust units.

Gain realized by a non-U.S. trust unitholder upon the sale or other taxable disposition by the trust of all or any part of the Conveyed Interests would be subject to federal income tax, and distributions to the non-U.S. trust unitholder will be subject to withholding of U.S. tax (currently at the rate of 35%) to the extent distributions are attributable to such gains.

Information Reporting and Backup Withholding

A non-U.S. trust unitholder generally will not be subject to backup withholding and information reporting with respect to payments from the trust, provided that we do not have actual knowledge or reason to know that such non-U.S. trust unitholder is a “United States person,” within the meaning of the Code, and the non-U.S. trust unitholder has provided a Form W-8 (or other qualifying documentation). In addition, a non-U.S. trust unitholder will generally not be subject to backup withholding or information reporting with respect to the proceeds of the sale or other disposition of trust units within the United States or conducted through certain U.S.-related brokers, if the payor receives a Form W-8 (or other qualifying documentation) and does not have actual knowledge or reason to know that such non-U.S. trust unitholder is a United States person or the non-U.S. trust unitholder otherwise establishes an exemption. However, payments to non-U.S. trust unitholders of gross royalty income from the Conveyed Interests, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to the non-U.S. trust unitholder through Form 1042-S.

Backup withholding is not an additional tax. A non-U.S. trust unitholder generally will be entitled to credit any amounts withheld under the backup withholding rules against the non-U.S. trust unitholder’s United States federal income tax liability or may claim a refund provided that the required information is furnished to the IRS in a timely manner.

Additional Withholding Requirements

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States (“Gross Proceeds”) paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S.

Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders.

These rules generally will apply to payments of FDAP Income made on or after January 1, 2014 and to payments of relevant Gross Proceeds made on or after January 1, 2017. Thus, to the extent the trust has FDAP Income or Gross Proceeds after these dates that are not treated as effectively connected with a U.S. trade or business (please read “— Tax Consequences to Non-U.S. Trust Unitholders”), unitholders who are foreign financial institutions or certain other non-U.S. entities may be subject to withholding on distributions they receive from the trust, or their distributive share of the trust’s income, pursuant to the rules described above.

Prospective investors should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our trust units.

Tax Consequences to Tax Exempt Organizations

Employee benefit plans and most other organizations exempt from U.S. federal income tax including IRAs and other retirement plans are subject to U.S. federal income tax on unrelated business taxable income. Because the trust’s income is not expected to be unrelated business taxable income, such a tax-exempt organization is not expected to be taxed on income generated by ownership of trust units so long as neither the property held by the trust nor the trust units are treated as debt-financed property within the meaning of Section 514(b) of the Code. In general, trust property would be debt-financed if the trust incurs debt to acquire the property or otherwise incurs or maintains a debt that would not have been incurred or maintained if the property had not been acquired and a trust unit would be debt-financed if the trust unitholder incurs debt to acquire the trust unit or otherwise incurs or maintains a debt that would not have been incurred or maintained if the trust unit had not been acquired.

PROSPECTIVE INVESTORS IN TRUST UNITS ARE STRONGLY ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE TRUST UNITS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

STATE TAX CONSIDERATIONS

The following is a brief summary of certain information regarding state income taxes and other state tax matters affecting individuals who are trust unitholders. No opinion of counsel has been requested or received with respect to the state tax consequences of an investment in trust units. The trust is not providing any tax advice with respect to the state tax consequences applicable to any particular purchaser of trust units. Accordingly, prospective investors are urged to consult their tax advisors with respect to these matters.

The trust owns net profits interests and overriding royalty interests burdening specified oil and natural gas properties located in the State of California. California currently imposes a personal income tax on individuals.

California imposes income taxes upon residents and nonresidents. In the case of nonresidents, income derived from tangible property within the state is subject to tax. The income tax laws of California are based on federal income tax laws. Assuming the trust is taxable as a grantor trust for federal income tax purposes, it will be taxable as a grantor trust for California income tax purposes, and the trust unitholders will be subject to California income tax on their share of income from California net profits and overriding royalty interests. A trust unitholder may be required to file state income tax returns and/or pay taxes in California and may be subject to penalties for failure to comply with such requirements. PCEC has received a waiver from the state of California, which expires December 31, 2013, of the requirement to withhold 7% of the amounts paid to the trust that are attributable to the Conveyed Interests held by unitholders otherwise not qualifying for an exemption from withholding. PCEC will use its commercially reasonable efforts to maintain such waiver, including by seeking a renewal of such waiver prior to its expiration under California law. PCEC may not, however, be able to obtain such a waiver in the future and, in such a case, PCEC may be required to withhold such amounts. Any such tax withholding would reduce distributions to these trust unitholders. Trust unitholders subject to California income tax withholding can claim withheld California income tax as a tax prepayment. In addition, under current law, payers that are required to withhold and remit backup withholding to the IRS are also generally required to withhold and remit California backup withholding, currently at a rate of 7%. California backup withholding, if applicable, is in lieu of all other California income tax withholding.

SELLING TRUST UNITHOLDER

This prospectus covers the offering for resale or transfer trust units by the selling unitholder. The selling unitholder acquired its trust units on May 8, 2012 in connection with the initial public offering of the trust units. The trust is registering the trust units described below pursuant to a registration rights agreement entered into between the trust and PCEC in connection with the trust’s initial public offering. Please read “Description of the Trust Units—Registration Rights.”

The selling unitholder may sell all, some or none of the trust units covered by this prospectus. Please read “Plan of Distribution.” No such sales may occur unless the registration statement of which this prospectus forms a part is effective at the time the selling unitholder offers or sells such trust units.

PCEC will bear all costs and expenses incidental to the preparation and filing of the registration statement of which this prospectus forms a part, excluding certain internal expenses of the trust, which will be borne by the trust, and any underwriting discounts and commissions, which will be borne by PCEC as the seller of the trust units.

The following table provides information regarding the selling unitholder’s ownership of the trust units. PCEC is not a broker-dealer registered under Section 15 of the Exchange Act, or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act.

	Ownership of Trust Units Before Offering		Number of Trust Units Being Offered	Ownership of Trust Units After Offering
Selling Trust Unitholder	Number	Percentage		Number	Percentage
Pacific Coast Energy Company LP	20,083,158	52.1%	20,083,158	—	0.0%

PLAN OF DISTRIBUTION

The trust is registering trust units to permit the resale of those trust units by the selling unitholder from time to time after the date of this prospectus. The trust will not receive any of the proceeds from the sale by the selling unitholder of the trust units.

The trust units may be sold from time to time to purchasers:

•	directly by PCEC and its successors, which includes its transferees, pledgees or donees or their successors; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from PCEC or the purchasers of the trust units.

PCEC and any underwriters, broker-dealers or agents who participate in the distribution of the trust units may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the trust units by PCEC and any discounts, commissions or concessions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting discounts, and “underwriters” within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. If PCEC is deemed to be an underwriter, it may be subject to certain statutory liabilities, including, without limitation, liabilities under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the trust units are sold through underwriters, broker-dealers or agents, PCEC will be responsible for underwriting discounts or commissions or agent’s commissions.

The trust units may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the trust units may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing and exercise of options, whether such options are listed on an options exchange or otherwise; or

•	through settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the trust units or otherwise, PCEC may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of the trust units in the course of hedging their positions. PCEC may also sell the trust units short and deliver trust units to close out short positions, or loan or pledge trust units to broker-dealers that, in turn, may sell the trust units.

Broker-dealers engaged by PCEC may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from PCEC (or, if any broker-dealer acts as agent for the purchaser of trust units, from the purchaser) in amounts to be negotiated. PCEC does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

PCEC may from time to time pledge or grant a security interest in some or all of the trust units owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the trust units from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling unitholders to include the pledgee, transferee or other successors in interest as selling unitholders under this prospectus.

PCEC has informed the trust that there are currently no plans, arrangements or understandings between PCEC and any underwriter, broker-dealer or agent regarding the sale of the trust units.

Because the Financial Industry Regulatory Authority (“FINRA”) views our trust units as interests in a direct participation program, any offering of trust units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Rules.

At the time a particular offering is made, a prospectus supplement will be distributed, if required, which will set forth the aggregate amount and type of securities being offered, the price at which the securities are being sold and other material terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling unitholder and any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.

The trust cannot be certain that PCEC will sell any or all of the trust units pursuant to this prospectus. Further, the trust cannot assure you that PCEC will not transfer, devise or gift the trust units by other means not described in this prospectus. In addition, trust units covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The trust units may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the trust units may not be sold unless they have been registered or qualify for sale or an exemption from registration, or a qualification is available and complied with.

PCEC and any other person participating in the sale of the trust units will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the trust units by PCEC and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the trust units and the ability of any person or entity to engage in market-making activities with respect to the trust units.

PCEC will bear all costs and expenses incidental to the preparation and filing of the registration statement of which this prospectus forms a part, excluding certain internal expenses of the trust, which will be borne by the trust, and any underwriting discounts and commissions, which will be borne by PCEC as the seller of the trust units.

LEGAL MATTERS

Richards, Layton & Finger, P.A., as special Delaware counsel to the trust, will give a legal opinion as to the validity of the trust units. Latham & Watkins LLP, Houston, Texas, counsel to PCEC, will give opinions as to certain other matters relating to the offering, including the tax opinion described in the section of this prospectus captioned “U.S. Federal Income Tax Considerations.” Any underwriter or agent will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

Certain information included or incorporated by reference in this prospectus regarding the estimated quantities of reserves of the Underlying Properties and the Conveyed Interests owned by the trust, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers.

The financial statements of the trust incorporated in this prospectus by reference to the trust’s Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

The trust has filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the trust units offered by this prospectus. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. You may read and copy the registration statement at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at the address in the previous sentence. To obtain information on the operation of the public reference room you may call the SEC at (800) SEC-0330. The SEC maintains a website on the Internet at http://www.sec.gov/. The trust’s registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s web site.

The trust is subject to the informational requirements of the Exchange Act, and, therefore, it files annual, quarterly and current reports and other information with the SEC. These filings are available to the public through the SEC’s website under File No. 001-35532.

The SEC allows the trust to “incorporate by reference” information that it files with them, which means that the trust can disclose important information to you by referring you to documents previously filed with the SEC. The trust incorporates by reference the documents listed below and any future filings it makes with the SEC under Section 13(a), 13(f), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to 2.02 or 7.01 on any current report on Form 8-K) after the date of the initial registration statement and prior to the effectiveness of the registration statement, and after the date of the prospectus and before the completion of the offering of trust units under this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013; and

•

the description of the trust units contained in our Registration Statement on Form 8-A filed on April 30, 2012 and any subsequent amendments or reports filed for the purpose of updating such description.

Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the trust’s filings with the SEC from the trust at no cost by writing or by telephoning the following address or telephone number:

Pacific Coast Oil Trust c/o The Bank of New York Mellon Trust Company, N.A., as Trustee 919 Congress Avenue Austin, Texas 78701 1-800-852-1422

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the amounts set forth below are estimates.

Registration fee		$49,035
FINRA filing fee		54,424	*
Printing and engraving expenses			**
Fees and expenses of legal counsel			**
Accounting fees and expenses			**
Transfer agent and registrar fees			**
Miscellaneous			**
Total	$		**

*	Estimated.
**	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers.

The trust agreement, as amended, provides that the trustee and its officers, agents and employees will be indemnified from the assets of the trust against and from any and all liabilities, expenses, claims, damages or loss incurred by it individually or as trustee in the administration of the trust and the trust assets, including, without limitation, any liability, expenses, claims, damages or loss arising out of or in connection with any liability under environmental laws, or in the doing of any act done or performed or omission occurring on account of it being trustee or acting in such capacity, except such liability, expense, claims, damages or loss as to which it is liable under the trust agreement. In this regard, the trustee will be liable only for its own fraud, gross negligence or willful misconduct and will not be liable for any act or omission of any agent or employee unless the trustee has acted in bad faith or with gross negligence in the selection and retention of such agent or employee. The trustee is entitled to indemnification from the assets of the trust and will have a lien on the assets of the trust to secure it for the foregoing indemnification.

In connection with the preparation and filing of this registration statement, Pacific Coast Energy Company LP (“PCEC”) will indemnify the trust and its agents from and against any liabilities under the Securities Act or any state securities laws arising from the registration statement or prospectus. PCEC will bear all costs and expenses incidental to any registration statement, excluding certain internal expenses of the trust, which will be borne by the trust, and any underwriting discounts and commissions, which will be borne by PCEC as the seller of the trust units.

Item 16.	Exhibits.

The following documents are filed as exhibits to this registration statement:

Exhibit Number		Description
1.1*	—	Form of Underwriting Agreement.

3.1	—	Certificate of Trust of Pacific Coast Oil Trust (incorporated herein by reference to Exhibit 3.4 to the trust’s Registration Statement on Form S-1 filed on January 6, 2012 (File No. 333-178928)).
3.2	—	Amended and Restated Trust Agreement of Pacific Coast Oil Trust, dated May 8, 2012, among Pacific Coast Energy Company LP, Wilmington Trust, National Association, as Delaware trustee of Pacific Coast Oil Trust, and The Bank of New York Mellon Trust Company, N.A., as trustee of Pacific Coast Oil Trust (incorporated herein by reference to Exhibit 3.1 to the trust’s Current Report on Form 8-K filed on May 8, 2012 (File No. 001-35532)).

3.3	—	First Amendment to Amended and Restated Trust Agreement of Pacific Coast Oil Trust, dated June 15, 2012, among Pacific Coast Energy Company LP, Wilmington Trust, National Association, as Delaware trustee of Pacific Coast Oil Trust, and The Bank of New York Mellon Trust Company, N.A., as trustee of Pacific Coast Oil Trust (incorporated herein by reference to Exhibit 3.1 to the trust’s Current Report on Form 8-K filed on June 19, 2012 (File No. 001-35532)).

5.1	—	Opinion of Richards, Layton & Finger, P.A. relating to the validity of the trust units.

5.2	—	Opinion of Latham & Watkins LLP

8.1	—	Opinion of Latham & Watkins LLP relating to tax matters.

23.1	—	Consent of PricewaterhouseCoopers LLP.

23.2	—	Consent of Richards, Layton & Finger, P.A. (contained in Exhibit 5.1).

23.3	—	Consent of Latham & Watkins LLP (contained in Exhibit 5.2 and Exhibit 8.1).

23.4	—	Consent of Netherland, Sewell & Associates, Inc.

24.1	—	Powers of Attorney (included on the signature pages).

*	To be filed by amendment or as an exhibit to a Current Report on Form 8-K of the trust.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

b.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ‘Calculation of Registration Fee’ table in the effective registration statement; and

c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(a), (a)(1)(b) and (a)(1)(c) do not apply if the registration statement is on Form S-3 or F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

a.	If the registrant is relying on Rule 430B:

i.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was a part of the registration statement or made in any such document immediately prior to such effective date.

b.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a trustee, officer or controlling person of the registrant against liabilities arising under the Securities Act, or otherwise, the registrant has been advised that in the opinion of Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	For purposes of determining any liability under the Securities Act:

a.	The information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

b.	Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on June 17, 2013.

Pacific Coast Oil Trust

By:	The Bank of New York Mellon Trust Company, N.A., as Trustee

By:	/s/ Michael J. Ulrich
Michael J. Ulrich Vice President

INDEX TO EXHIBITS

Exhibit Number		Description

1.1*	—	Form of Underwriting Agreement.

3.1	—	Certificate of Trust of Pacific Coast Oil Trust (incorporated herein by reference to Exhibit 3.4 to the trust’s Registration Statement on Form S-1 filed on January 6, 2012 (File No. 333-178928)).

3.2	—	Amended and Restated Trust Agreement of Pacific Coast Oil Trust, dated May 8, 2012, among Pacific Coast Energy Company LP, Wilmington Trust, National Association, as Delaware trustee of Pacific Coast Oil Trust, and The Bank of New York Mellon Trust Company, N.A., as trustee of Pacific Coast Oil Trust (incorporated herein by reference to Exhibit 3.1 to the trust’s Current Report on Form 8-K filed on May 8, 2012 (File No. 001-35532)).

3.3	—	First Amendment to Amended and Restated Trust Agreement of Pacific Coast Oil Trust, dated June 15, 2012, among Pacific Coast Energy Company LP, Wilmington Trust, National Association, as Delaware trustee of Pacific Coast Oil Trust, and The Bank of New York Mellon Trust Company, N.A., as trustee of Pacific Coast Oil Trust (incorporated herein by reference to Exhibit 3.1 to the trust’s Current Report on Form 8-K filed on June 19, 2012 (File No. 001-35532)).

5.1	—	Opinion of Richards, Layton & Finger, P.A. relating to the validity of the trust units.

5.2	—	Opinion of Latham & Watkins LLP

8.1	—	Opinion of Latham & Watkins LLP relating to tax matters.

23.1	—	Consent of PricewaterhouseCoopers LLP.

23.2	—	Consent of Richards, Layton & Finger, P.A. (contained in Exhibit 5.1).

23.3	—	Consent of Latham & Watkins LLP (contained in Exhibit 5.2 and Exhibit 8.1).

23.4	—	Consent of Netherland, Sewell & Associates, Inc.

24.1	—	Powers of Attorney (included on the signature pages).

*	To be filed by amendment or as an exhibit to a Current Report on Form 8-K of the trust.